Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 20, 2025, with respect to the consolidated financial statements of Live Nation Entertainment, Inc. incorporated by reference in the Proxy Statement of Liberty Media Corporation and the Registration Statement (Form S-4) and related Prospectus of Liberty Live Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

July 25, 2025